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ANESIVA

Moderator: Michael Kranda

August 5, 2009

7:30 am CT

CORPORATE PARTICIPANTS

Michael Kranda

Anesiva, Inc.—Chief Executive Officer

James Campbell

Arcion Therapeutics, Inc.—Chief Executive Officer

Kerrie Brady

Arcion Therapeutics, Inc.—Chief Operating Officer

CONFERENCE CALL PARTICIPANTS

Richard Feldman

PRESENTATION

Operator: Good morning and welcome to the Anesiva-Arcion Merger Announcement conference call.

Before we begin our discussion, I would like to caution listeners that today’s speakers will be making forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in the forward-looking statements. This communication may be deemed to be solicitation material in respect of the proposed merger of Anesiva and Arcion.

The directors and executive officers of Anesiva and Arcion may be deemed to be participants in the solicitation of proxies from the holders of Anesiva common stock in respect of the proposed transaction. In connection with the proposed merger, Anesiva intends to file relevant materials with the SEC, including Anesiva’s proxy statement. Shareholders of Anesiva are urged to read all relevant documents filed with the SEC, including Anesiva’s proxy statement, because they will contain important information about the proposed transaction. Please be advised that the question-and-answer period will be held at the close of the call.

I will now turn the call over to Michael Kranda, Chief Executive Officer of Anesiva.

Michael Kranda: Thank you, Brendan and good morning. Thank you all for joining the call.

I’m joined this morning by Dr. Jim Campbell, Chief Executive Officer of Arcion, and Kerrie Brady, the Chief Operating Officer of Arcion.

This morning, we issued a press release announcing the proposed merger between Anesiva and Arcion. We believe these two companies have clear complementary and significant synergies. We believe the merger will form a public company focused on targeted pain therapeutics with a combined pipeline of late-stage programs to address unmet medical needs, including neuropathic pain, osteoarthritis, and post-operative pain.

For those of you new to Anesiva, we are a South San Francisco-based company focused on developing and commercializing novel pharmaceutical products for pain management. Our lead product candidate is Adlea. It is a novel small molecule formulation of highly purified capsaicin that recently completed several Phase 3 studies for post-op pain. Other development programs involved with Adlea include Morton’s neuroma and osteoarthritis, which have completed Phase 2 trials in the past. The company’s therapeutic Adlea is highly selective, long-acting, and administered directly at the site of pain.

Arcion is a privately held, Baltimore-based company that is applying breakthroughs in neuroscience to advance the treatment of chronic pain with topical treatments that provide direct pain relief at the skin with convenient application and reduced systemic side effects. Arcion’s ARC-4558 is a 0.1% topical gel formulation of clonidine. It’s currently undergoing Phase 2b trials for painful diabetic neuropathy, an indication that afflicts over two-and-a-half million patients in the U.S. alone. Arcion expects data from this Phase 2b trial in the first half of 2010. Other development programs at Arcion include ARC-2022, a topical drug for post-herpetic neuralgia, which is currently in preclinical development.

I’d now like to really talk about the strategic fit of the two companies and why this merger is beneficial to both companies and to our shareholders. First, there are significant synergies and cost savings that we believe can be achieved by consolidating the infrastructures of the two companies and allowing management to leverage the combined research, development, and administrative capabilities across an enlarged combined portfolio. We can and will operate in a virtual company mode for maximum capital efficiency.

Second, the combined team has deep knowledge of pain product development, spanning pre-clinical, clinical, manufacturing, regulatory affairs, and business development. The new team will include Dr. Jim Campbell, the co-inventor of Adlea, who will play an active role in its development moving forward as the new company’s Chief Medical Officer.

Third, we will have a portfolio of products aimed at large markets with unmet needs, including neuropathic pain, moderate-to-severe osteoarthritis, and post-operative pain. Plus, we have a late-stage preclinical development program, ARC-2022, a topical drug for post-herpetic neuralgia.

Finally, we will have multiple value-driving milestones with this portfolio in the coming months.

Anesiva has been through a lot over the last year with the discontinuation of Zingo, the Zingo program, and an unprecedented global financial meltdown that has restricted our ability to raise capital to reenergize the Adlea program. This merger transaction gives us a new opportunity to create a sustainable, combined company with the financial resources and an enlarged pipeline of late-stage products and a management team to maximize shareholder value going forward.

A proxy will obviously be issued in the coming days, but I would like to take this opportunity to discuss a couple of details of the transaction. Anesiva will issue shares of Anesiva common stock to Arcion stockholders such that Arcion stockholders will own approximately 64% of the outstanding shares of the combined company and Anesiva stockholders will own about 36% of the outstanding shares of the combined company. The transaction also contemplates a reverse stock split subject to approval from Anesiva shareholders. The transaction also contemplates that Anesiva will repay the January 2009 Holders of approximately 6.3 million of principal amount outstanding of its securities issued pursuant to a securities purchase agreement dated January 20, 2009 at 100% or 1X of the face value plus interest.

Subject to the consummation of the merger, the January 2009 Holders have agreed to reinvest all of the principal and interest they receive in Anesiva common stock at a price of 30 cents a share. The combined company also intends to raise at least 20 million of new equity in a financing to close simultaneous with the merger. This merger has been agreed to by both boards of directors and requires the approval of Anesiva shareholders. We expect the merger to close in the third quarter of 2009.

Moving forward, we’re planning for the new company to operate under the name Arcion Therapeutics. Our management team will have representatives from both companies’ current management teams. I will serve as CEO, Jim Campbell is CMO, Kerrie Brady is Chief Business Officer and John Tran will continue to serve as Vice President Finance and Chief Accounting Officer.

Following the merger, the combined company’s board of directors will consist of Jim and myself, John Hamilton, an independent director, Arnie Oronsky General Partner at InterWest, and David Collier, Managing Director at CMEA Capital.

Before I turn the call over to questions, I would just like to highlight the key aspects of this that we think should be attractive to shareholders. The merger will create a highly focused company in the area of targeted pain therapeutics; our approach is to go directly to the site where pain originates, avoiding the systemic side-effects associated with current oral drugs. Newco will have a pipeline of late-stage products that address large markets with unmet medical needs, along with a seasoned management team that can handle the execution.

Newco will also operate as a virtual company as we pursue multiple near term milestones.

We promise to keep you all up-to-date as this transaction progresses and we encourage you to visit the company’s web site for postings of the latest information on the proposed merger.

On behalf of both teams at Anesiva and Arcion, thank you for your time and support. This concludes the prepared remarks and I’ll now turn the call over to our operator, Brendan, to take any questions. Thank you.

Operator: Thank you. This does conclude the formal portion of our call; we will now take questions from our audience. Please dial star 1 to join the queue. If your questions have been answered, please dial pound to drop out of the queue.

OK, we’ll take our first question from Richard Feldman, who is a private investor.

Richard Feldman: Good morning. I guess – I’m an Anesiva shareholder and I’m a little confused. I don’t understand the benefits to Anesiva in this transaction. Is the other company bringing cash balances to the new company?

Michael Kranda: The – Arcion is bringing a portfolio of a late-stage product involved in Phase two. It is bringing a pre-clinical product. We believe the combined portfolio will allow us to raise capital in today’s market and keep the Adlea asset moving forward.

Richard Feldman: So you mean there’s no real cash or – obviously to go forward we’re going to have to raise cash with the combined companies, and I thought Anesiva’s pipeline or product portfolio was further along than that. Didn’t we have a Phase three clinical trial completed that met these statistical end points they were hoping for?

Michael Kranda: Yes, we did. And we found in Q1 of this year that financial markets really were – we were unable to go out and raise additional capital. As you know we took a debt facility, we pursued a rights offering, both of which fell somewhat short of expectations and put us in a position to make hard decisions, to either finance this company through – to seek alternative transactions or essentially to liquidate. We believe that this is the preferred outcome. We ran a process and have selected this as the preferred and recommended vehicle for maintaining Adlea’s asset value for moving forward on behalf of all shareholders, all creditors and all debt holders.

Operator: And as a reminder to the audience, it is star 1 if you would like to ask a question.

Michael Kranda: Well I’m hearing the – does the board indicate there are any questions teed up?

Hearing none, I thank you for your time and would obviously look forward to talking with shareholders individually in the coming days and weeks as we pursue this transaction. Thank you very much, operator, and I’ll turn it back over to you.

Operator: Thank you. This concludes our call, you may now disconnect.

END

Forward-Looking Statements

The above presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the merger and the other transactions contemplated by the merger. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the merger to satisfy the conditions to closing the merger. More information about Anesiva, Inc. (the “Company”) and other risks related to the Company are detailed in the Company’s most recent

Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC. The Company does not undertake an obligation to update forward-looking statements.

Additional Information and Where to Find It

The Company intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the merger transaction involving the Company and Arcion. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the merger transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting Anesiva Investor Relations at 650-624-9600.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the proxy statement of the Company described above. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 25, 2009, and in any documents subsequently filed by the directors and executive officers under the Securities and Exchange Act of 1934, as amended.